Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

API Technologies Corp.:

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to this Registration Statement (Form S-3) and related Prospectus of API Technologies Corp. for the registration of 5,091,958 shares of its common stock and related prospectus and to the incorporation by reference therein of our report dated August 10, 2010, relating to the consolidated financial statements of API Technologies Corp. as of and for the year ended May 31, 2010 and 2009, included in its Annual Report (Form 10-K) for the year ended May 31, 2010 as filed with the Securities and Exchange Commission on August 10, 2010.

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC New Brunswick, New Jersey
December 16, 2011